EXHIBIT 4


                            CERTIFICATE OF ADJUSTMENT
                  TO THE AMENDED AND RESTATED RIGHTS AGREEMENT
                 DATED AS OF APRIL 30, 1999 ("RIGHTS AGREEMENT")
                        BETWEEN NATIONAL FUEL GAS COMPANY
                         AND HSBC BANK USA, RIGHTS AGENT

     The undersigned, National Fuel Gas Company, a New Jersey corporation (the "Company"), does hereby certify, pursuant to Section 12 of the Rights Agreement, that:

     o on September 7, 2001 (the "Effective Date"), for shareholders of record on August 24, 2001, the Company split its common stock, par value $1.00 per share ("Common Stock"), on a two-for-one basis (the "Stock Split");

     o as a result of the Stock Split, the purchase price per share of Common Stock upon the exercise of rights (each a "Right" and collectively, the "Rights") under the Rights Agreement has been adjusted, pursuant to Section 11(a)(i) of the Rights Agreement, from $130 per share (being $65 per half share) to $65 per share (being $32.50 per half share);

     o also as a result of the Stock Split, the price at which Rights may be redeemed under the Rights Agreement has been adjusted, pursuant to
          Section 23(a) of the Rights Agreement, from $.01 per Right to $.005 per Right; and

     o the Rights Agreement adjustments described in this certificate will become effective as of the Effective Date.

     IN WITNESS WHEREOF, this certificate has been duly executed this 7th day of September, 2001.

                                        NATIONAL FUEL GAS COMPANY


                                        By:  /s/ Anna Marie Cellino
                                           ------------------------------------
                                        Name:    Anna Marie Cellino
                                        Title:   Senior VP/ Secretary